Exhibit 21

Subsidiaries of the Registrant

As of December 31, 2010

Jurisdiction of Organization
Pacific Capital Bancorp	Delaware
PCB Service Corporation	California
Pacific Capital Bank, N.A.	United States
Morton Capital Management	California
R.E. Wacker Associates, Inc.	California
SBBT RAL Funding Corp.	Delaware